Exhibit 10.12

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), dated February 21, 2011, is by and between Rvue Holdings, Inc., a Nevada Company (the “Company”), and David A. Loppert (“Employee”).

WHEREAS, the Company and the Employee entered into an employment agreement as of May 13, 2010 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement.

NOW, THEREFORE, the Company and the Employee, each intending to be legally bound hereby, do mutually covenant and agree as follows:

I.	The Agreement is hereby amended as follows:

A.	Section 4 shall be deleted and replaced with the following:

4.           Termination of Employment.  Employee’s employment by the Company shall terminate under the following circumstances:

(a)           Termination of Employment Due to Death or Disability.

(i)           Employee’s employment shall be deemed terminated by the Company upon Employee’s death.  The Company may terminate Employee’s employment for Disability.  In the event of a termination as a result of Employee’s Disability or death, Employee (or his estate, in the case of death, or legal representative, as applicable) shall receive, as soon as reasonably practicable after the date of such termination and in any event no later than thirty (30) days after the date of such termination, in a lump sum in immediately available funds, an amount equal to the aggregate of Employee’s base salary for the remainder of the Term of this Agreement (at the rate in effect at the time of termination).  Additionally, the Company shall the Company shall (i) reimburse Employee for the costs of obtaining comparable medical benefits for eighteen (18) months, unless Employee obtains other employment which provides for comparable medical benefits as Employee received while employed by the Company; (ii)  reimburse Employee for any reasonable expenses previously incurred for which Employee had not been reimbursed prior to the termination of employment hereunder; and (iii) vest and all options and restricted stock granted by the Company to the Employee.

(ii)           For purposes of this Agreement, “Disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code.

(b)           Cause. The Company shall have the right to terminate Employee's employment for “Cause”. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s willful and continued failure to perform his/her duties (other than as a result of total or partial incapacity due to physical or mental illness) for thirty (30) days after a written demand is delivered to Executive on behalf of the Company, which specifically identifies the manner in which it is alleged that Executive has not substantially performed his/her duties; (ii)  the Executive’s dishonesty in the performance of his/her duties; (iii) an act or acts on Executive’s part constituting a felony under the laws of the United States or any state thereof applicable to the Company or its business (including securities laws); (iv) any other act or omission which materially injures the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or that knowingly breaches corporate financial controls; or (v) any material breach by the Executive of any of the Confidentiality and Non-Compete provisions set forth in the Agreement.

(c)           Good Reason. Employee may terminate his employment for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean: means (i) an assignment of duties to the Employee that are materially inconsistent with the Employee’s position (including status, title and reporting requirements); (ii) a reduction in the Employee’s position (including status, title and reporting requirements) or a material reduction in the Employee’s authority, duties or responsibilities; (iii) a material breach by the Company of the terms of this Agreement including but not limited to a reduction in Employee’s base salary; (iv) if Employee must relocate his principal office more than twenty five (25) miles from any office that the Company is then maintaining for Employee as Employee’s principal or (v) the resignation of the Employee on fifteen (15) days notice within one (1) year following a Change of Control. Prior to Employee terminating his employment with the Company for “Good Reason”, Employee must provide written notice to the Company that such “Good Reason” exists and setting forth, in detail, the grounds Employee believes constitutes such “Good Reason” (a “Good Reason Notice”). If the Company does not cure the grounds upon which Employee believes “Good Reason” exists within thirty (30) days after being provided with notice by Employee, then Employee’s employment shall be deemed terminated.

(d)           Without Cause. The Company shall have the right to terminate Employee’s employment hereunder without cause at any time by providing Employee with written notice of such termination, which termination shall take effect 10 days after the date such notice is provided.

(e)           Voluntary Resignation. Employee shall have the right to terminate his employment hereunder by providing the Company with a written notice of resignation. Such notice must be provided 60 days prior to the date upon which Employee wishes such resignation to be effective. Upon receipt of such resignation, the Company shall have the option to accelerate the resignation to a date prior to the expiration of the 60 day period.

(f)           Payments Due Upon Termination. In the event Employee’s employment is terminated pursuant to Section 4(c) or (d) above, then (i) any unvested Options held by Employee shall immediately vest, (ii) the Company shall continue to pay to Employee his base salary as in effect on the date of termination for a period of eighteen (18) months and (iii) the Company shall reimburse Employee for the costs of obtaining comparable medical benefits for eighteen (18) months, unless Employee obtains other employment which provides for comparable medical benefits as Employee received while employed by the Company. In the event Employee’s employment is terminated for any other reason (other than death or disability as set forth in Section 4(a) above), then Employee shall be entitled to receive his base salary though the effective date of termination and the Company shall reimburse Employee for any reasonable expenses previously incurred for which Employee had not been reimbursed prior to the termination of employment. Employee acknowledges and agrees that prior to receiving any payments under this Section, and as a material condition thereof, Employee shall, if requested by the Company, sign and agree to be bound by a general release of claims against the Company related to Employee’s employment (and termination of employment) with the Company in such form as the Company may deem appropriate. Upon Employee’s termination of employment for any reason, upon the request of the Board, he shall resign any memberships or positions that he then holds with the Company or any affiliate or subsidiary.

(g)           Change in Control.  “Change of Control” means any bona fide, third-party change of control as follows:

(i)           the acquisition, without the approval of the Board of Director’s, by any person or entity, other than Company or an Affiliate or any employee benefit plan (including a trust forming a part of such a plan) maintained by Company, its parent or a subsidiary, of more than 20% of the outstanding shares of Company’s voting common stock through a tender offer, exchange offer or otherwise;

(ii)          the acquisition, with the approval of the Board of Director’s, by any person, as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”), if such person is or becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power;

(iii)         the liquidation or dissolution of the Company following a sale or other disposition of all or substantially all of its assets; a merger or consolidation involving the Company which results in the Company not being the surviving parent company; or

(iv)         any time during any two-year period in which individuals who constituted the Board of Directors at the start of such period (or whose election was approved by at least two-thirds of the then members of the Board of Directors who were members at the start of the two-year period) do not constitute at least 50% of the Board of Directors for any reason.

(v)          For purposes of this Agreement, the term Change in Control means a “change in ownership” of the Company, as this concept is defined in U.S. Treasury Regulations Section 1.409A-3(i)(5)(v) or successor provisions.

(vi)         Upon a Change in Control Transaction, all options and restricted common stock granted by the Company to the Employee shall immediately vest.

(h)	Notwithstanding anything in this Agreement to the contrary:

(i)           Upon an event which is described in Section 4(c) or Section 4(d), the cash amounts described in Section 4(f) shall be distributed to Employee as soon as practicable after the date of termination if legal counsel retained by the Company can reasonably determine that the provisions of Section 409A(a)(2)(B)(i) of the Code or any other provisions of Section 409A of the Code do not require the six (6) month delay referred to therein.  The Company shall be required to retain counsel, at the Company’s expense, to make this determination as soon as practicable after such termination of employment.

(ii)           If payment of any amount or other benefit that is “deferred compensation” subject to Section 409A of the Code at the time otherwise specified in this Agreement would subject such compensation to additional tax pursuant to Section 409A(a)(1) of the Code, the payment thereof shall be postponed to the earliest commencement date on which such amounts could be paid without incurring such additional tax.  In the event a deferral of payment should be required, any payments that would have been made prior to such earliest commencement date but for Section 409A of the Code shall be accumulated and paid in a single lump sum on such earliest commencement date.

(iii)         If any compensation, payments, or benefits permitted or required under this Agreement are otherwise reasonably determined by the Company or Employee to be subject for any reason to a material risk of additional tax pursuant to Section 409A(a)(1) of the Code, the Company and Employee agree to negotiate in good faith appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to Employee.

(iv)         Any outstanding stock options, restricted share awards, performance grants and the like held by Employee on Employee’s last day of service shall remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever.

B.	Section 9 shall be deleted and replaced with the following:

II.           Bonus Program.  Employee shall be entitled to participate in any bonus program implemented for employees of the Company and approved by the Board; provided that Employee may opt not to receive such bonuses.

III.          Capitalized terms used but not otherwise defined in this First Amendment shall have the meanings assigned thereto in the Agreement.

IV.          In the event of any conflict between the Agreement and this First Amendment, the terms as contained in this First Amendment shall control. In all other respects the Agreement is hereby ratified and confirmed.

V.           This First Amendment may be executed in one or more counterparts, each of which shall be deemed to be one and the same agreement. Facsimile signatures shall be treated in all respects and for all purposes as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first above written.

COMPANY:

Rvue Holdings, Inc.

By:	/s/ Robert Chimbel
Robert Chimbel, Chairman Compensation Committee

EMPLOYEE:

/s/ David A. Loppert
David A. Loppert